Exhibit 99.1

SandRidge Energy, Inc. Adopts Stockholder Rights Plan and Amends Bylaws

OKLAHOMA CITY, Nov. 19, 2012 — /PRNewswire/ — SandRidge Energy, Inc. (the “Company” or “SandRidge”) (NYSE: SD) today announced that its board of directors (the “Board”) has unanimously adopted a stockholder rights plan (the “Rights Plan”) and declared a dividend of one right on each outstanding share of SandRidge’s common stock.

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The Rights Plan is designed to assure that all of SandRidge’s stockholders receive fair and equal treatment in the event of any proposed takeover of the Company, to guard against tactics to gain control of SandRidge without paying all stockholders a premium for that control, and to enable all of SandRidge’s stockholders to realize the long-term value of their investment in the Company. The Rights Plan is not intended to interfere with any merger or other business combination approved by the Board.

The Company said, “Today’s actions are designed to protect the interests of all of our stockholders. The Board and management look forward to continuing to engage in constructive dialogue with stockholders regarding our plans for the business and remain committed to improving performance and enhancing stockholder value.”

Pursuant to the Rights Plan, SandRidge will make a distribution of one preferred share purchase right for each outstanding share of common stock of the Company to stockholders of record on November 29, 2012. Initially, these rights will not be exercisable and will trade with the shares of SandRidge’s common stock. Unless earlier redeemed or exchanged, the rights will expire at the close of business on November 19, 2013.

Under the Rights Plan, the rights generally will become exercisable only if a person or group acquires beneficial ownership of 10 percent (or 15 percent in the case of certain institutional investors who report their holdings on Schedule 13G, as described in the Rights Plan) or more of SandRidge’s common stock. In that situation, each holder of a right (other than the acquiring person, whose rights will become null and void) will be entitled to purchase, at the then-current exercise price, additional shares of common stock having a value of twice the exercise price of the right. In addition, unless the rights are earlier redeemed or exchanged, if at any time after a person has become an acquiring person, the Company merges or effects certain other transactions, each right will entitle its holder (other than the acquiring person) to purchase, at the then-current exercise price, shares of the acquiring company’s stock, having a value of twice the exercise price of the right.

The Company will be entitled to redeem the rights at $0.001 per right at any time prior to such time any person becomes an acquiring person.

The Company also today announced that its Board has unanimously adopted certain amendments to the Company’s Bylaws, including an amendment to provide that the affirmative vote of the holders of a majority of the voting power of the outstanding shares shall be required for stockholders to amend certain sections of the Bylaws, including those relating to the classification of directors, the number of directors and the filling of vacancies on the Board and newly-created directorships.

Details about the Rights Plan and the Bylaw amendments will be contained in a Form 8-K to be filed by SandRidge with the U.S. Securities and Exchange Commission (the “SEC”). Additional details regarding the Rights Plan will also be outlined in a summary to be mailed to all stockholders of record at the close of business on November 29, 2012.

About SandRidge

SandRidge Energy, Inc. is an oil and natural gas company headquartered in Oklahoma City, Oklahoma with its principal focus on exploration and production. SandRidge and its subsidiaries also own and operate gas gathering and processing facilities and CO2 treating and transportation facilities and conduct marketing operations. In addition, Lariat Services, Inc., a wholly-owned subsidiary of SandRidge, owns and operates a drilling rig and related oil field services business. SandRidge focuses its exploration and production activities in the Mid-Continent, Permian Basin, Gulf of Mexico, West Texas Overthrust and Gulf Coast. SandRidge’s internet address is www.sandridgeenergy.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties that may individually or mutually impact the matters herein described for a variety of reasons that are outside the control of the Company, including, but not limited to, whether the Rights Plan will have its intended effects. Actual results could differ materially from those discussed above. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Report on Form 10-K for the year ended December 31, 2011, which was filed with the SEC on February 27, 2012, as updated on its Quarterly Reports on Form 10-Q for the first three fiscal quarters of the fiscal year ending December 31, 2012, filed on May 7, 2012, August 6, 2012 and November 9, 2012, respectively, and as may be further updated from time to time in the Company’s SEC filings, which are available through the web site maintained by the SEC at www.sec.gov. The Company’s forward-looking statements in this press release are based on management’s current views and assumptions regarding future events and speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

CONTACT:

Kevin R. White

Senior Vice President

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, OK 73102

+1 (405) 429-5515

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